EXHIBIT 21

SUBSIDIARIES

Webster Bank, National Association, is a direct subsidiary of Webster. Webster owns all of the common stock of Webster Capital Trust IV, People’s Bancshares Capital Trust II, Eastern Wisconsin Bancshares Capital Trust II, NewMil Statutory Trust I, and Webster Statutory Trust I. Webster also owns all of the common stock of Webster Risk Services, Inc., and Fleming, Perry & Cox, Inc. Webster Capital Trust III, Webster Capital Trust V, and Webster Capital Trust VI are also subsidiaries of Webster, however, these Delaware business trusts are inactive and uncapitalized. Webster announced a transaction in which it sold Webster Insurance, Inc. as of February 1, 2008 while retaining Webster Risk Services, Inc., its third party administrator insurance-related business. As a result of the transaction, Webster Risk Services, Inc. became a wholly owned subsidiary of Webster. Webster Risk Services, Inc. has one subsidiary: Webster Risk Services of New York, Inc.

Webster Bank, N.A. has fifteen wholly-owned subsidiaries: FCB Properties, Inc., 575 Broad Street, Inc., 470-474 Frontage Road, Inc., Fuhrmann Boulevard, Inc., Farrington Place Corporation, Webster Investment Services, Inc., Webster Mortgage Investment Corporation, MyWebster Inc., Webster Community Development Corporation, Center Capital Corporation, Budget Installment Corp., Webster Business Credit Corporation, Webster Growth Capital Corporation, People’s Mortgage Corporation, and Webster Mortgage Company. Webster Bank, N.A. also directly owns all of the outstanding common stock of Webster Preferred Capital Corporation, a publicly traded real estate investment trust.

WEBSTER SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Organization	Names Under Which Subsidiary Does Business
Webster Bank, N.A.	United States	Same
Webster Capital Trust III	Delaware	Same
Webster Capital Trust IV	Delaware	Same
Webster Capital Trust V	Delaware	Same
Webster Capital Trust VI	Delaware	Same
Webster Statutory Trust I	Connecticut	Same
People’s Bancshares Capital Trust II	New York	Same
Eastern Wisconsin Bancshares Capital Trust II	Delaware	Same
Fleming, Perry & Cox, Inc.	Connecticut	Same
NewMil Statutory Trust I	Connecticut	Same
Webster Risk Services, Inc.	Connecticut	Same